As filed with the Securities and Exchange Commission on June 14, 2013

Registration No. 333-13875

Registration No. 333-58173

Registration No. 333-43992

Registration No. 333-108324

Registration No. 333-137203

Registration No. 333-181887

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-13875

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-58173

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-43992

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-108324

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-137203

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-181887

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOT TOPIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	77-0198182
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

18305 E. San Jose Ave. City of Industry, California	91748
(Address of Principal Executive Offices)	(Zip Code)

Non-Plan Stock Options, 1996 Equity Incentive Plan, 1996 Non-Employee Directors’ Stock Option Plan, Employee Stock Purchase Plan

Non-Plan Stock Options, 1996 Equity Incentive Plan, As Amended, 1996 Non-Employee Directors’ Stock Option Plan, As Amended

1996 Equity Incentive Plan

1996 Equity Incentive Plan

Hot Topic, Inc. 2006 Equity Incentive Plan

Hot Topic, Inc. 2012 Equity Incentive Plan

(Full title of the Plans)

George Wehlitz, Jr.

Chief Financial Officer

Hot Topic, Inc.

18305 East San Jose Ave.

City of Industry, CA 91748

(626) 839-4681

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Jonathan Block, Esq.

Vice President & General Counsel

Hot Topic, Inc.

18395 East San Jose Avenue

City of Industry, California 91748

(626) 839-4681

R. Cabell Morris, Jr.

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

(312) 558-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, stock dividends or similar transactions, taken in the interim):

Registration Statement No. 333-13875, filed by Hot Topic, Inc., a California corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on October 10, 1996, relating to the registration of 931,795 stock options and shares of common stock, no par value, of the Company issuable under the Non-Plan Stock Options, 1996 Equity Incentive Plan, 1996 Non-Employee Directors’ Stock Option Plan, Employee Stock Purchase Plan.

Registration Statement No. 333-58173, filed by the Company with the SEC on June 30, 1998, relating to the registration of 572,688 stock options and shares of common stock, no par value, of the Company issuable under the Non-Plan Stock Options, 1996 Equity Incentive Plan, As Amended, 1996 Non-Employee Directors’ Stock Option Plan, As Amended.

Registration Statement No. 333-43992, filed by the Company with the SEC on August 17, 2000, relating to the registration of 950,000 shares of common stock, par value $.001, of the Company issuable under the 1996 Equity Incentive Plan.

Registration Statement No. 333-108324, filed by the Company with the SEC on August 28, 2003, relating to the registration of 1,850,000 shares of common stock, no par value, of the Company issuable under the 1996 Equity Incentive Plan.

Registration Statement No. 333-137203, filed by the Company with the SEC on September 8, 2006, relating to the registration of 3,082,456 shares of common stock, no par value, of the Company issuable under the Hot Topic, Inc., 2006 Equity Incentive Plan.

Registration Statement No. 333-181887, filed by the Company with the SEC on June 5, 2012, relating to the registration of 4,077,578 shares of common stock, no par value, of the Company issuable under the Hot Topic, Inc., 2012 Equity Incentive Plan.

On March 6, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HT Merger Sub Inc., a California corporation (“Merger Sub”) and a wholly owned subsidiary of 212F Holdings LLC, a Delaware limited liability company (“Parent”). On June 12, 2013 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent (the “Merger”). In connection with the consummation of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time (other than shares held by (i) the Company or any of its wholly owned subsidiaries (including shares held in the Company’s treasury), (ii) Parent, Merger Sub or any other wholly owned subsidiary of Parent, (iii) the Company’s shareholders who have perfected and not withdrawn or lost their right to dissent under California law, and (iv) shares contributed to Parent by certain members of the Company’s management) was cancelled and automatically converted into the right to receive $14.00 in cash, without interest and less any applicable withholding tax.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered under the Registration Statements but unsold (if any) as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Industry, State of California, on June 14, 2013.

Date: June 14, 2013

HOT TOPIC, INC.

	By:	/s/ George Wehlitz, Jr.
Name: George Wehlitz, Jr.
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statements on Form S-8 has been signed by the following persons on behalf of the Registrant in the capacities indicated below on June 14, 2013.

Signature	Title

/s/ Peter Morrow Peter Morrow	Director

/s/ Stefan Kaluzny Stefan Kaluzny	Director

/s/ Lisa Harper Lisa Harper	Director